UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/31/2011

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 31, 2011, Raser Technologies, Inc. (the "Company") entered into the Second Amendment to Amendment, Consent and Forbearance Agreement (the "Amendment") with Thermo No. 1 BE-01, LLC ("Thermo"), The Prudential Insurance Company of America, Zurich American Insurance Company and Deutsche Bank Trust Company Americas ("Deutsche Bank") amending the Amendment, Consent and Forbearance Agreement entered between the parties on July 9, 2010 relating to the repayment of a substantial portion of the debt financing for the Company's Thermo No. 1 geothermal power plant (the "Thermo No. 1 Plant").
Pursuant to the Amendment the forbearance period was extended to March 15, 2011, provided, however, that such date is extended to April 15, 2011 if, not later than March 15, 2011, the Company provides the lenders with a letter of intent (that does not contain a financing or similar contingency) with respect to a Qualifying Sale or other transaction that will result in the lenders receiving a cash of up to $6.75 million.

A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibits 10.1 and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these exhibits.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description
10.1        Second Amendment to the Amendment, Consent and Forbearance Agreement, dated January 31, 2011 among Thermo No. 1 BE-01, LLC, The Prudential Insurance Company of America, Zurich American Insurance Company and Deutsche Bank Trust Company Americas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: February 01, 2011	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
Second Amendment to the Amendment, Consent and Forbearance Agreement, dated January 31, 2011 among Thermo No. 1 BE-01, LLC, The Prudential Insurance Company of America, Zurich American Insurance Company and Deutsche Bank Trust Company Americas